Exhibit 99.3

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Initiates Exploratory Interferon Sparing Clinical Trial of PSI-7977 for Chronic Hepatitis C

–	Exploratory phase 2 trial in patients with HCV genotype 2 or 3 to receive PSI-7977 400mg QD and ribavirin, with 0-12 weeks of pegylated interferon

–	Interim data expected in first half of 2011

PRINCETON, NJ – (December 14, 2010) – Pharmasset, Inc. (Nasdaq: VRUS) announced today that dosing has begun in an exploratory study of PSI-7977, a nucleotide analog polymerase inhibitor, for the treatment of chronic hepatitis C (HCV). The trial will evaluate PSI-7977 400mg QD in combination with ribavirin (RBV), with 0, 4, 8, or 12 weeks of pegylated interferon alfa 2a (Peg-IFN) in treatment-naïve patients infected with HCV genotype 2 or 3.

“Based on the encouraging efficacy, safety and resistance data from the Phase 2a trial with PSI-7977 in combination with pegylated interferon and ribavirin, we initiated a study to explore shorter durations of interferon, including an interferon-free regimen in treatment naïve patients with HCV genotype 2 or 3,” stated Michelle Berrey, MD, MPH, Pharmasset’s Chief Medical Officer. “An important limitation to the current treatment of HCV patients is the use of interferon with its associated side effect profile. We believe PSI-7977’s high barrier to resistance and the lack of a significant effect of IL28B genotype in the Phase 2a trial provide us an opportunity with PSI-7977 to explore shorter durations of interferon, and potentially even removing it from the treatment regimen.”

About the Trial

The trial is anticipated to enroll approximately 40 patients infected with HCV genotype 2 or 3 who have not previously been treated. The primary endpoint of the trial will be the assessment of safety and tolerability of PSI-7977 400mg QD and RBV for 12 weeks, administered with or without pegylated interferon (Peg-IFN) in treatment naïve patients with HCV genotypes 2 or 3. The trial will be conducted in New Zealand. Patients will be randomized into one of 4 arms:

–	PSI-7977 400mg QD in combination with RBV for 12 weeks (no interferon);

–	PSI-7977 400mg QD in combination with RBV for 12 weeks, with only 4 weeks of Peg-IFN;

–	PSI-7977 400mg QD in combination with RBV for 12 weeks, with only 8 weeks of Peg-IFN;

–	PSI-7977 400mg QD in combination with Peg-IFN and RBV for 12 weeks.

Patients will be stratified by HCV genotype and IL28B status to ensure balance across cohorts.

Pharmasset anticipates reporting interim data from this trial in the first half of 2011.

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are “forward-looking statements,” that involve risks, uncertainties, and other important factors, including, without limitation, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of risks, uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the Securities and Exchange Commission and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission.